Exhibit 10.4

ADDENDUM TO AWARD AGREEMENTS UNDER THE

NORTHERN TRUST CORPORATION 2002 STOCK PLAN

I. Applicability

This Addendum applies to you, and is in addition to, and not in limitation of, the terms and provisions set forth in the Award Agreement to which it is attached. Capitalized terms used but not defined in this Addendum shall have the meanings given to them under the Northern Trust Corporation 2002 Stock Plan (the “Plan”).

II. Additional Agreements

In consideration for, and as a condition to, your receipt of the Award under the Plan identified on the Award Agreement to which this Addendum is attached:

A. You agree to the terms of and have signed the “Non-Solicitation Agreement.”

B. You agree and acknowledge that, in addition to any other remedies available to the Corporation or its Subsidiaries, your failure to comply with Section [2, 3, 4, 5 and 6] of the “Non-Solicitation Agreement” shall entitle the Corporation, as determined by the Committee in its sole discretion, to (1) cancel and terminate all of your unexercised, unexpired, unpaid or deferred Awards (whether vested or unvested) under the Plan, and (2) rescind any exercise, payment or delivery under an Award occurring within twelve (12) months prior to, or at any time following, the date of your termination of employment for any reason (including but not limited to termination of employment due to retirement or disability). Upon any such rescission, (a) you shall immediately pay to the Corporation the amount of any gain realized or payment received, and (b) you shall immediately forfeit to the Corporation any shares of the Corporation’s common stock received, in each case as a result of the rescinded exercise, payment or delivery under an Award, in such manner and on such terms and conditions as the Committee shall require, and the Corporation shall be entitled, as permitted by applicable law, to deduct from any amounts the Corporation owes you from time to time the amount of any such gain realized or payment received. In the case of a Stock Option, the “gain realized” shall be the excess of the fair market value of the Corporation’s common stock on the date of exercise over the option exercise price, multiplied by the number of shares purchased. In the case of a Stock Unit, a Stock Award or a Performance Share, the “gain realized” shall be determined by the Committee in its sole discretion.